EXHIBIT 99.1

1PM Industries Announces Its Von Baron Farms Brand Wins Connoisseurs Award At Dap Cup; Marking 2nd Award for Von Baron Farms

Beverly Hills, California, October 6, 2015 – 1PM Industries, Inc. (OTC: OPMZ) announced today that it’s Award Winning Von Baron Farms Pancake and Waffle Batter won the Connoisseurs’ Award at Dap Cup 2015. The Connoisseurs’ Award is awarded to a product only if it obtains the highest score in each and every of the 6 categories. The categories include:

1.	Smell and Aroma

2.	Texture and Consistency

3.	Appearance and Color

4.	Taste and Flavor

5.	Sensation (smooth or harsh)

6.	Experience and Strength

The Company previous won “Best Edible”. The awards are chosen by a panel consisting of 20 hand-picked cannabis industry professionals, 20 VIP Judge passes, and five official Hempcon Judges. A photo of the awards can be found on the Von Baron Farms Instagram account: Von Baron Farms Instagram.

The Company’s Award Winning Pancake and Waffle Batter is available in test markets and will begin its full roll-out in October 2015. The Company will have a booth at the November HempCon and will be sampling its new products.

About 1PM Industries.

1PM Industries is a Colorado corporation. The Company’s business focuses on the sale and distribution of medical marijuana under the brand award winning Von Baron Farms. The Company sells products including its award winning Pancake and Waffle Batter.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.

Contacts:

1PM Industries, Inc.

(424) 253-9991

info@1pmindustries.com